FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: SEPTEMBER 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person

        McCalmont               William                 S.
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         (Last)                     (First)               (Middle)

        545 E. John Carpenter Frwy. Suite 1300
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                                   (Street)

        Irving                  TX                      75062-0000
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         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

        FelCor Suite Hotels, Inc. (FCH)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

        February 1997
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check all applicable)

                Director                           10% Owner
           ---                               ---

            X   Officer (give title below)         Other (specify below)
           ---                               ---
           Sr. Vice Pres., Treasurer and Chief Financial Officer

7.  Individual or Joint/Group Filing (Check Applicable)

            X   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

                             ---------------------



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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

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1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
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                                                                   Code      /     V              Amount / (A) or (D) / Price
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

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Common Stock                            02/01/1997              J (01)                          15000           A       $30.5000
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Common Stock                            02/19/1997              J (02)                           2500           A       $35.0000
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


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                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
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

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                                                  17500                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v)                                       SEC 1474 (7/96)



                                                                     PAGE 1 OF 2
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FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
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                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
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
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Stock Option            $30.5000            02/01/1997          A                       18500           08/14/1997      08/14/2006
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Stock Option            $30.5000            02/01/1997          A                       18500           08/14/1998      08/14/2006
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Stock Option            $30.5000            02/01/1997          A                       18500           08/14/1999      08/14/2006
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Stock Option            $30.5000            02/01/1997          A                       18500           08/14/2000      08/14/2006
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Stock Option            $30.5000            02/01/1997          A                       18500           08/14/2001      08/14/2006
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Stock Option            $35.0000            02/19/1997          A                        2000           01/01/1998      02/19/2007
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Stock Option            $35.0000            02/19/1997          A                        2000           01/01/1999      02/19/2007
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Stock Option            $35.0000            02/19/1997          A                        2000           01/01/2000      02/19/2007
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Stock Option            $35.0000            02/19/1997          A                        2000           01/01/2001      02/19/2007
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Stock Option            $35.0000            02/19/1997          A                        2000           01/01/2002      02/19/2007
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



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
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

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                                Common Stock    18500      $30.5000             18500                   D
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                                Common Stock    18500      $30.5000             18500                   D
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                                Common Stock    18500      $30.5000             18500                   D
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                                Common Stock    18500      $30.5000             18500                   D
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                                Common Stock    18500      $30.5000             18500                   D
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                                Common Stock     2000      $35.0000              2000                   D
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                                Common Stock     2000      $35.0000              2000                   D
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                                Common Stock     2000      $35.0000              2000                   D
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                                Common Stock     2000      $35.0000              2000                   D
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                                Common Stock     2000      $35.0000              2000                   D
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
Explanation of Responses:

(01) Stock grant pursuant to contract dated 2/1/97, but effective as of 8/14/96, pursuant to 1995 Restricted Stock and Stock Option Plan; vests, as to 2,500 shares on 1/1/97 and, as to 12,500 shares over 5 years (beginning 8/14/97) at 20% per year.

(02) Stock grant under 1995 Restricted Stock and Stock Option Plan; vests over 5 years (beginning 1/1/98) at 20% per year.



** Intentional misstatements or omissions of facts constitute                             /s/ WILLIAM S. MCCALMONT         3/10/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                -----------------------------  ----------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person

Note:  File three copies of this Form, one of which must
       be manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)




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